Exhibit 99.4

Viviti Technologies Ltd.

Condensed Consolidated Financial Statements

Index to Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets – September 30, 2011 (Unaudited) and December 31, 2010	2
Condensed Consolidated Statements of Operations – Three and nine months ended September 30, 2011 and 2010 (Unaudited)	3
Condensed Consolidated Statements of Cash Flows – Nine months ended September 30, 2011 and 2010 (Unaudited)	4
Notes to Condensed Consolidated Financial Statements (Unaudited)	5

Viviti Technologies Ltd.

Condensed Consolidated Balance Sheets

(In millions, except for shares and per share data; Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash	$29	$16
Accounts receivable, net	941	585
Securitized accounts receivable	—	200
Inventories	559	542
Deferred income taxes	48	45
Receivables from Hitachi Ltd. and affiliates	56	55
Land being held for sale	90	—
Prepaid expenses and other current assets	55	53

Total current assets	1,778	1,496

Property, plant and equipment, net	1,768	1,745
Land being readied for sale	56	146
Goodwill	112	112
Other intangible assets	16	23
Other assets	139	134

Total assets	$3,869	$3,656

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$992	$920
Accrued liabilities	303	263
Payable to Hitachi Ltd. and affiliates	84	71
Accrued warranty	88	108
Accounts receivable-related borrowings	—	200
Lines of credit with banks	—	62
Borrowings from Hitachi Ltd. and affiliates, current	467	360

Total current liabilities	1,934	1,984
Pension and other retirement benefit liabilities	214	219
Accrued warranty	64	74
Borrowings from Hitachi Ltd. and affiliates, less current portion	—	38
Other liabilities	73	85

Total liabilities	2,285	2,400

Commitments and contingencies (Note 5)

Redeemable share-based awards	84	19
Shareholders’ equity:
Ordinary shares, no par value per share; 88,400,001 and 0 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Paid-in capital	2,057	2,113
Accumulated deficit	(576)	(897)
Accumulated other comprehensive income (loss)	19	8

Total Viviti Technologies Ltd. shareholder’s equity	1,500	1,224
Noncontrolling interest	—	13

Total shareholders’ equity	1,500	1,237

Total liabilities, redeemable share-based awards and shareholders’ equity	$3,869	$3,656

See accompanying notes to condensed consolidated financial statements.

Viviti Technologies Ltd.

Condensed Consolidated Statements of Operations

(In millions, except per share data; Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$1,689	$1,498	$4,520	$4,444

Cost of revenue	1,268	1,132	3,444	3,254

Gross profit	421	366	1,076	1,190

Operating expenses:
Research and development	170	157	506	460
Selling, general, and administrative	76	72	232	200

Total operating expenses	246	229	738	660

Income from operations	175	137	338	530
Interest expense	(2)	(4)	(8)	(12)
Other income (expense), net	5	3	7	18

Total other income (expense)	3	(1)	(1)	6

Income before provision for income taxes and noncontrolling interest	178	136	337	536
Provision for (benefit from) income taxes	(2)	(22)	15	12

Net income	180	158	322	524
Less: Net income attributable to the noncontrolling interest	—	1	1	1

Net income attributable to Viviti Technologies Ltd.	$180	$157	$321	$523

Net income per ordinary share attributable to Viviti Technologies Ltd.:
Basic	$2.03	$1.77	$3.63	$5.91
Diluted	$1.95	$1.76	$3.49	$5.90
Number of shares used in per share calculation:
Basic	88.4	88.4	88.4	88.4
Diluted	92.1	89.5	91.8	88.5

See accompanying notes to condensed consolidated financial statements.

Viviti Technologies Ltd.

Condensed Consolidated Statements of Cash Flows

(In millions; Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities
Net income	$322	$524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	298	292
Loss on disposal of property, plant and equipment	6	4
Share-based compensation	13	8
Deferred income taxes	(14)	(28)
Changes in operating assets and liabilities:
Accounts receivable	(353)	(117)
Securitized accounts receivable	200	(300)
Inventories	(15)	(85)
Prepaid expenses and other current assets	(8)	(51)
Accounts payable	69	134
Accrued liabilities	40	(38)
Payable to Hitachi Ltd. and affiliates	12	34
Accrued warranty	(30)	(3)
Pension and other retirement benefit liabilities	(11)	—

Net cash provided by operating activities	529	374

Investing activities
Purchases of property, plant and equipment	(297)	(357)
Proceeds from sale of property, plant and equipment	1	5
Acquisitions, net of cash acquired	(23)	(4)

Net cash used in investing activities	(319)	(356)

Financing activities
Proceeds from lines of credit with banks	40	106
Repayments of lines of credit with banks	(102)	(128)
Accounts receivable-related borrowings, net	(200)	300
Proceeds from borrowings from Hitachi Ltd. and affiliates	4,569	3,166
Repayments of borrowings from Hitachi Ltd. and affiliates	(4,504)	(3,461)
Other	(2)	(14)

Net cash used in financing activities	(199)	(31)

Effect of exchange rate changes on cash	2	1

Net change in cash	13	(12)
Cash, beginning of year	16	20

Cash, end of year	$29	$8

Supplemental disclosures of cash flow information
Cash paid during the year:
Interest	$9	$13
Income taxes	26	41

See accompanying notes to condensed consolidated financial statements.

Viviti Technologies Ltd.

Condensed Consolidated Statements of Cash Flows

(In millions; Unaudited)

1. Basis of Presentation and Pending Acquisition

Viviti Technologies Ltd. (“Viviti” or the “Company”), formerly Hitachi Global Storage Technologies Holdings Pte. Ltd., is a wholly-owned subsidiary of Hitachi Ltd. (“Hitachi” or the “Parent”). The accounting policies followed by the Company are set forth in Note 1 of the Notes to Consolidated Financial Statements included in the Company’s audited consolidated financial statements for the year ended December 31, 2010. In the opinion of management, all adjustments necessary to fairly state these unaudited condensed consolidated financial statements have been made. All such adjustments are of a normal, recurring nature. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Form 8-K/A of Western Digital Corporation (“WDC”) dated May 10, 2012. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented. However, actual results could differ from those estimates.

On March 8, 2012 Western Digital Corporation (“WDC”) completed the acquisition of all issued and outstanding share capital of Viviti Technologies Ltd.

2. Supplemental Financial Data

Accounts Receivable Factoring Program

In April, 2011, the Company entered into a one-year agreement with a bank that allows the Company to sell certain of its receivables. Under this program, the Company sells all of its right, title and interest of the receivables being sold, but none of the underlying obligations to the applicable debtor. The Company receives the aggregate amount of the sold receivables, less the defined discount margin. The transaction qualifies as a sale and the bank has no recourse to the Company and the Company does not have any liability to the bank for any default of payment, except in certain defined cases. In the three and nine months ended September 30, 2011, the Company sold $15 and $81 million, respectively, under this program.

Inventories

Inventories consist of the following (in millions):

	September 30, 2011	December 31, 2010
Raw materials	$84	$95
Work in process	271	203
Finished goods	204	244

Total	$559	$542

Accrued Warranty

Warranty costs are accrued when revenue is recognized. The Company generally warrants its products for a period of one to five years. The warranty provision considers estimated product failure rates and estimated warranty fulfillment costs, which include the estimated cost and mix of providing customers with replacement drives, repaired drives, or customer compensatory claims for product quality issues. The Company uses a statistical warranty tracking model that considers historical trends to develop estimates of future warranty costs. The estimated future warranty costs are affected by warranty terms offered, the warranty period, shipment volumes, product failure rates and warranty fulfillment costs. Warranty estimates involve a greater degree of subjectivity with respect to newly introduced products because of limited experience with those products upon which to base the Company’s warranty estimates. For new product introductions where limited or no historical information exists, warranty information from previous similar products is used to estimate the warranty accrual. The following table summarizes the changes in the Company’s warranty liability (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Balances at beginning of period	$166	$190	$182	$185
Warranties issued	27	37	85	108
Changes in estimates related to pre-existing warranties	(18)	(23)	(52)	(42)
Utilization	(23)	(22)	(63)	(69)

Balance at end of period	$152	$182	$152	$182

Comprehensive Income (Loss)

Comprehensive income consists of the following (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$180	$158	$322	$524
Cumulative translation adjustment	7	12	10	20
Pension and other retirement benefit liabilities, net of tax effect	—	—	1	(3)
Dividend payment attributable to noncontrolling interest	—	(1)	—	(1)

Comprehensive income	$187	$169	$333	$540

Noncontrolling Interest

In September 2011, the Company purchased the aggregate 20% ownership held by others in the Company’s consolidated majority-owned subsidiary, Shenzhen Hailiang Storage Products Company Limited in China for $18 million.

Gain on Settlement of Arbitration

The Company had agreed to sell its land being readied for sale to a real estate developer. When the developer did not close escrow, the Company entered into arbitration over the developer’s deposit on the land. In the nine months ended September 30, 2010, the arbitration related to the deposit was settled in favor of the Company, resulting in a $10 million gain that is included in other income (expense), net in the accompanying consolidated statement of operations.

3. Net Income per Share

The following table presents the computation of basic and diluted net income per share (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Numerator:
Net income attributable to Viviti Technologies Ltd.	$180	$157	$321	$523

Denominator:
Weighted-average ordinary shares outstanding – basic	88.4	88.4	88.4	88.4
Dilutive effect of employee equity incentive plans	3.7	1.1	3.4	0.1

Weighted-average ordinary shares outstanding—diluted	92.1	89.5	91.8	88.5

Net income per ordinary share attributable to Viviti Technologies Ltd.:
Basic	$2.03	$1.77	$3.63	$5.91
Diluted	$1.95	$1.76	$3.49	$5.90

Anti-dilutive potential common shares excluded(1)	0.2	2.8	0.2	9.1

(1)

For purposes of computing diluted income per common share, certain potentially dilutive securities, including options to purchase ordinary shares and restricted share units have been excluded from the calculation in all periods presented because their effect would have been anti-dilutive. The Company settles share appreciation rights in cash and as such, these securities are not included in the Company’s calculation of diluted income per common share.

4. Debt

Lines of Credit with Banks

The Company has uncommitted lines of credit with various financial institutions in China, which provide for borrowings in the aggregate amount of $339 million at September 30, 2011. The Company had $0 and $62 million outstanding under these lines of credit at September 30, 2011 and December 31, 2010 respectively. Interest rates ranged from 1.70% to 1.91% during the time the line of credit was in use during the nine months ended September 30, 2011 and were based on various term maturities ranging from one day to six months.

Borrowings under the Revolving Trade Accounts Receivable Financing Program

The Company securitizes certain of its accounts receivable through a revolving trade accounts receivable financing program which allows it to sell, on a revolving basis, certain of its trade accounts receivable to a wholly owned special purpose entity, which in turn sells a senior undivided interest in those receivables to a third-party, multi-seller, commercial paper conduit. The conduit funds its interest in the pool of eligible receivables through the issuance of commercial paper denominated in U.S. dollars. The commercial paper is secured by future collections of the eligible trade accounts receivable and the Company retains the servicing responsibility over the purchased receivables. The Company may sell senior undivided interest in its eligible trade accounts receivable of up to the lower of the eligible trade accounts receivable borrowing base or up to $400 million for the duration of the agreement, which currently terminates in February 2013.

The transfers of senior undivided interests in the eligible receivables to the conduit are accounted for as borrowings on the Company’s consolidated balance sheet. The Company had no outstanding senior undivided interest in Receivables at September 30, 2011. The outstanding senior undivided interest in Receivables of $0 and $200 million at September 30, 2011 and December 31, 2010, respectively, is shown as securitized accounts receivable in the Company’s consolidated balance sheet. The carrying value of the retained interest in the Receivables was $0 and $446 million at September 30, 2011 and December 31, 2010, respectively, and is included with accounts receivable in the accompanying consolidated balance sheet.

Related-Party Borrowings

The Company maintains a global credit facility with Hitachi and affiliates that provides funds of up to $1,203 million as of September 30, 2011. This global credit facility allows for various types of borrowings, including short-term and long-term notes and a cash pooling program (“Poolings”). The pooling program is a zero-balance arrangement whereby the Company maintains bank accounts that are automatically provided with funds or swept of excess funds at the end of each day by Hitachi and affiliates. If funds are provided, borrowings increase, whereas if funds are swept, borrowings are reduced.

The following tables summarize the Company’s credit facilities with Hitachi and affiliates, including amounts authorized, utilized and available (in millions):

	As of September 30, 2011
		Utilized
	Total Authorized	Term Notes	Poolings	Total Utilized	Total Available
Hitachi International Treasury Ltd.	$910	$282	$63	$345	$565
Hitachi America Capital	100		51	51	49
Hitachi International Treasury (Malaysia) Sdn. Bhd.	37	16	—	16	21
Hitachi Ltd.	156	—	55	55	101

Total	$1,203	$298	$169	$467	$736

Reported as:
Current liabilities		$298	$169	$467
Non-current liabilities		—	—	—

Total		$298	$169	$467

	As of December 31, 2010
		Utilized
	Total Authorized	Term Notes	Poolings	Total Utilized	Total Available
Hitachi International Treasury Ltd.	$790	$202	$45	$247	$543
Hitachi America Capital	170	40	13	53	117
Hitachi International Treasury (Malaysia) Sdn. Bhd.	37	22	—	22	15
Hitachi Ltd.	159	—	76	76	83

Total	$1,156	$264	$134	$398	$758

Reported as:
Current liabilities		$226	$134	$360
Non-current liabilities		38	—	38

Total		$264	$134	$398

The aggregate authorized and available amounts of these credit facilities expire in December 2011.

Short-term notes typically have terms varying from one to four months. Amounts borrowed under Poolings do not bear formal repayment terms. The interest rates for both the short-term notes and Poolings ranged from 0.21% to 1.23% during the nine month period ended September 30, 2011, which were calculated by using either the Tokyo inter-bank offered rate plus 0.25% or the LIBOR minus 0.03% to the LIBOR plus 1.23%.

The December 31, 2010 table includes $62 million related to two long-term loan agreements, one Hitachi America Capital and one with Hitachi International Treasury Sdn. Bhd. The current portions of these two loans is included in borrowings from Hitachi Ltd. and affiliates in the accompanying consolidated December 31, 2010 balance sheet. The term of these loans extended through July 2012; however, the Company repaid the entire loan amounts in the nine months ended September 30, 2011.

5. Commitments and Contingencies

Legal Proceedings

The Company is a party to various legal proceedings and other claims, including those noted below. The Company presently believes that the outcome of these proceedings, individually or in the aggregate, will not materially impact the Company’s financial condition and results of operations. However, legal proceedings are subject to inherent uncertainties and were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on the Company’s financial position and results of operations. The outcomes of these matters are not reasonably estimable.

Intellectual Property Litigation

On December 1, 2010, Rambus, Inc. filed a complaint with the U.S. International Trade Commission pursuant to 19 U.S.C. Section 1337 alleging that six “Primary Respondent” semiconductor chip companies and twenty seven “Customer Respondents,” including the Company, infringe various U.S. patents. On December 29, 2010, the ITC initiated an investigation into Rambus’ allegations in response to the complaint. The Company is accused of infringing U.S. Patent Nos. 6,591,353; 7,287,109; 7,602,857; 7,602,858; and 7,715,494. The complaint alleges that certain of the Company’s hard drives that contain DDR-type memory controllers, SATA interfaces, PCI Express interfaces, DisplayPort interfaces, or SAS interfaces infringe the patents. The complaint seeks to enjoin the importation into the U.S. of the allegedly infringing semiconductor chips and products. It also requests a cease-and-desist order preventing the parties from exhausting allegedly infringing inventory in the U.S. The ITC Judge issued an initial order finding the Company did not violate Section 337 of the Tariff Act of 1930, and awaits final confirmation by the Commission. The Company intends to defend itself vigorously in this case.

On December 12, 2008, plaintiffs Magsil Corporation and the Massachusetts Institute of Technology, or, collectively, MagSil, filed a complaint in the District of Delaware against the Company and seven other companies in the disk drive industry alleging patent infringement of technology relating to tunneling magneto resistive technology. The complaint sought unspecified monetary damages and injunctive relief. A finding of patent invalidity and non-infringement is now on appeal. The Company intends to vigorously defend the infringement allegations.

On June 18, 2008, plaintiff Convolve, Inc., or Convolve, filed a complaint in the Eastern District of Texas against the Company and two other companies alleging patent infringement of technology allegedly relating to interface selection between speed and noise modes of a disk drive’s operations. The plaintiff is seeking unspecified monetary damages and injunctive relief. A jury verdict finding willful infringement against the Company awaits final confirmation from the trial judge. The Company intends to vigorously defend the infringement allegations.

On July 15, 2009, plaintiffs Carl B. Collins and Farzin Davanloo filed a complaint in the Eastern District of Texas against the Company and ten other companies alleging infringement of two patents. The plaintiffs are seeking injunctive relief and unspecified monetary damages, fees and costs. The asserted patents allegedly relate to nanophase diamond films technology. The Company intends to vigorously defend the infringement allegations.

Other Matters

In the normal course of business, the Company is subject to other legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that any monetary liability or financial impact to the Company from these other matters, individually and in the aggregate, would not materially or adversely affect the Company’s business, financial condition or results of operations. However, there can be no assurance with respect to such result, and monetary liability or financial impact to the Company from these other matters could differ materially from those projected.

Indemnification

The Company periodically indemnifies certain customers with whom it enters into a contractual relationship in addition to its offered product warranties. In these cases, the Company has agreed to hold the other party harmless against third-party claims that its products, when used for their intended purpose(s), infringe the intellectual property rights of such third party or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. Historically, the Company has not made payments under these obligations and believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these obligations on the accompanying consolidated balance sheets.

6. Income Taxes

The Company’s income tax (benefit) for the three months ended September 30, 2011 was ($2) million as compared to ($22) million in the prior-year period. The Company’s income tax provision for the nine months ended September 30, 2011 was $15 million as compared to $12 million in the prior-year period. The differences between the effective tax rate and the Singapore statutory tax rate are primarily due to tax holidays in Malaysia, Singapore, Philippines, and Thailand that expire at various dates through 2023 and the current year generation of income tax credits.

The Company had a recorded liability for unrecognized tax benefits of approximately $55 million. Interest and penalties recognized on such amounts was $9 million.

The Company believes that adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs. The Company does not believe it is reasonably possible that other unrecognized tax benefits will materially change in the next twelve months. It is not possible to estimate the amount of any additional changes, if any, in the unrecognized tax benefits that is reasonably possible within the next twelve months. Any additional significant changes in the amount of the Company’s unrecognized tax benefits would most likely result from additional information or settlements relating to the examination of the Company’s uncertain tax positions.

7. Fair Value Measurement

Measurement of Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The classification of related assets and liabilities within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs established for measuring fair value are as follows:

Level 1:	Observable inputs that reflect quoted prices (unadjusted) for identical assets and liabilities in active markets at the measurement date.

Level 2:	Observable inputs that reflect quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means at the measurement date.

Level 3:	Unobservable inputs that reflect the Company’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Financial Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

The following tables present the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis (in millions):

	September 30, 2011
	Fair Value Measured at Reporting Date Using
	Level 1	Level 2	Level 3	Total
Assets:
Debt and equity instruments	$15	$—	$—	$15
Derivative assets	—	—	—	—

Total assets measured and recorded at fair value	$15	$—	$—	$15

Liabilities:
Derivative liabilities	$—	$8	$—	$8

	December 31, 2010
	Fair Value Measured at Reporting Date Using
	Level 1	Level 2	Level 3	Total
Assets:
Debt and equity instruments	$13	$—	$—	$13
Derivative assets	—	3	—	3

Total assets measured and recorded at fair value	$13	$3	$—	$16

Liabilities:
Derivative liabilities	$—	$—	$—	$—

There were no significant movements between Level 1 and Level 2 financial assets during the nine months ended September 30, 2011.

Debt and equity instruments represent the investments held in a Rabbi Trust under a deferred compensation plan recorded in other assets in the accompanying consolidated balance sheets. The investments consist of mutual funds with quoted market prices that are actively traded.

Derivative assets and liabilities consist of forward foreign exchange contracts that are not actively traded and are valued based on the pricing information that is observable in the market place.

The carrying amount of the Company’s other financial instruments, including cash, accounts receivable, securitized accounts receivable, receivables from Hitachi Ltd. and affiliates, accounts payable, borrowings from and payables to Hitachi and affiliates, accounts receivable-related borrowings and other liabilities approximate fair value due to their short-term nature; therefore the Company excludes them from the table above.

8. Foreign Exchange Contracts

The Company enters into forward exchange contracts to hedge some of its foreign currency risk related to the Thai Baht, Singapore Dollar, Philippine Peso and Japanese Yen. These contracts are typically designated as balance sheet hedges, generally have maturity dates that do not exceed twelve months and are for risk management purposes only.

The total net recognized foreign currency transaction and forward exchange contract currency gains and losses resulted in $5,281 million and $6.4 million of gain in both the three and nine months ended September 30, 2011, respectively.

9. Share-Based Compensation

Compensation Expense

The following table summarizes the Company’s share-based compensation for options, restricted share units, and share appreciation rights for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Options	$2	$3	$11	$7
Restricted share units	1	1	2	1
Share appreciation rights	1	2	18	4

Total	$4	$6	$31	$12

The total unrecognized compensation cost related to options granted but not yet exercised was $13 million, net of estimated forfeitures and will be recognized over an estimated weighted-average amortization period of 1.5 years.

The total unrecognized compensation cost related to restricted share units granted but not yet vested was $4 million, net of estimated forfeitures and will be recognized over an estimated weighted-average amortization period of 1.6 years.

The total unrecognized compensation cost related to share appreciation rights granted but not yet vested, based on the fair value of the Company’s shares as of September 30, 2011, was $12 million and will be recognized over an estimated weighted-average amortization period of 1.4 years.

Valuation and Other Assumptions

Fair Value of Class D Ordinary Shares

The valuation of the equity and equity-based awards issued under the Plans was based on the fair value of the underlying shares.

The Company’s board of directors or the delegated representative(s) of the board of directors approved the fair value of the Class D Ordinary shares in part by referring to contemporaneously-obtained valuation reports that refer to both the market approach and the income approach to estimate the aggregate enterprise value at each valuation date. Factors considered in the valuation included an analysis of general market data, including economic, governmental, and environmental factors; the Company’s historic, current and future state of operations; the Company’s current and historical operating and financial results; the Company’s forecasts; the financial data for publicly traded companies engaged in the same or similar lines of business and other facts and data considered pertinent to the valuation to arrive at an estimated fair market value.

Both the market approach and the income approach were utilized in estimating the value of the Company’s equity. The market approach measures the enterprise value of a company through the analysis of different market variables of comparable companies. Consideration is given to the financial condition and operating performance of the Company being valued relative to those of publicly traded comparable companies. The Company’s market approach utilized an analysis of the market multiples of comparable companies. When choosing the comparable companies to be used for the market approach, the Company focused on companies in its industry. The income approach measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasted revenues and costs, while analyzing observed market valuation multiples of revenue. The enterprise values for the market and income approaches were then weighted based on the Company’s determination of the relevance of each method in estimating the value of its ordinary shares. The resulting estimated fair value of the Company’s ordinary shares at each grant date reflected a non-marketability discount in recognition of the fact that the Company’s shareholders cannot freely trade the Company’s ordinary shares in the public markets.

Share Option Valuation

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation model. In addition to the fair value of the ordinary shares, the Black-Scholes-Merton valuation model requires the use of highly subjective and complex assumptions to determine the fair value of share-based awards, including the following:

Expected Term – The Company calculated the expected weighted-average option term as the average of the contractual term and the average vesting period, due to the lack of sufficient historical experience for determining the expected term.

Expected Volatility – The Company determined expected volatility based on an analysis of historical share prices and implied volatilities of publicly-traded companies that have granted options with substantially similar terms and which have similar business profiles, including industry and growth.

Risk-Free Interest Rate – The Company based its interest rate on a U.S. Treasury risk-free zero-coupon spot interest rate at the time of grant with remaining terms equivalent to the expected term of the option grants.

Expected Dividends – The Company has not historically paid any cash dividends on its outstanding share capital and does not presently plan to pay cash dividends in the foreseeable future.

The Company’s calculated share-based compensation expense is based on awards ultimately expected to vest as reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses industry data and future expectations of employee turnover, as well as analysis of actual forfeited awards, to estimate forfeiture rates. The impact from a forfeiture rate adjustment is recognized in full in the period of adjustment.

The following table summarizes the weighted-average assumptions used in determining the fair value of the Company’s option awards in the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Expected term (years)	—	4.9	4.5	4.7
Expected volatility	—	53.2%	52.7%	52.4%
Risk-free interest rate	—	1.5%	1.8%	2.1%
Expected dividends	—	—	—	—

The Company recognizes the compensation cost of its options over the requisite service period for each separate vesting portion of each award as if the awards are, in-substance, multiple awards.

Restricted Share Units Valuation

The fair value of each restricted share unit award was estimated on the grant date using the value of Class D Ordinary shares. The Company uses estimated forfeiture rates to recognize compensation costs only for those restricted share unit awards expected to vest. The Company recognizes share-based compensation over the requisite service period – a three-year cliff vest.

Share Appreciation Rights Valuation

The Company accounts for share appreciation rights as liability awards based upon management’s intention to settle such awards in cash. The fair value of each share appreciation right is estimated based on each award’s fair value as calculated by the Black-Scholes-Merton option pricing model. The share-based compensation liability is recognized for that portion of fair value for the service period rendered at the reporting date. The share-based liability is remeasured at each reporting date through the requisite service period. The Company uses estimated forfeiture rates on unvested awards to calculate a liability only for those share appreciation rights expected to vest. The total vested portion of the share appreciation right awards (the compensation liability) represents the proportion of the fair value of the share appreciation right awards vested based upon the percentage of the required service rendered at the reporting date. The Company recognizes the compensation cost of its share appreciation rights over the requisite service period for each separate vesting portion of each award as if the awards are, in-substance, multiple awards. This liability is remeasured at each reporting date through the date of settlement.

Share Option Activity

The following table summarizes the option activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in millions)		(in years)	(in millions)
Balance at December 31, 2010	6.9	$9.41
Granted	0.4	25.41
Forfeitures and cancellations	(0.0)	8.65

Balance at September 30, 2011	7.3	$10.18	5.5	$128

Expected to vest at September 30, 2011	6.7	$10.14	5.5	$118

Exercisable at September 30, 2011	1.8	$9.29	5.7	$33

The aggregate intrinsic value in the table above is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s Class D ordinary shares for all in-the-money options. The weighted average grant-date fair value of options granted during the three and nine months ended September 30, 2011 was $0 and $24.51 per share, respectively.

The Company will settle employee share option exercises with newly issued Class D ordinary shares.

Restricted Share Unit Activity

The following table summarizes the restricted share unit activity:

Number of Shares
(in millions)
Balance at December 31, 2010	0.8
Granted	0.0
Forfeitures and cancellations	(0.0)

Balance at September 30, 2011	0.8

The Company will settle vested restricted share units with newly issued Class D ordinary shares. The aggregate fair value of the shares underlying they restricted share units granted in the nine months ended 2011 was $817 million at the date of grant.

Share Appreciation Right Activity

The following table summarizes the share appreciation rights activity:

	Number of Shares	Weighted Average Exercise Price
	(in millions)
Balance at December 31, 2010	1.9	$8.73
Granted	0.1	31.73
Exercised	(0.4)	8.65
Forfeitures and cancellations	(0.0)	8.97

Balance at September 30, 2011	1.6	$10.05

The Company’s liability for share appreciation rights was $17 million and $6 million at September 30, 2011 and December 31, 2010 and is included in accrued liabilities in the accompanying condensed consolidated balance sheet.

10. Recent Accounting Pronouncements

Newly Adopted Accounting Pronouncements

Effective January 1, 2011, the Company adopted the expanded qualitative and quantitative disclosures required by the FASB’s October 2009 accounting guidance related to multiple-deliverable revenue arrangements. This guidance modifies the fair value requirements by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. The adoption of this new accounting guidance did not impact the Company’s consolidated results of operations or financial position.

Effective January 1, 2011, the Company adopted the expanded disclosures required by the FASB’s January 2010 accounting guidance requiring additional fair value disclosures. This new accounting guidance requires presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3). The adoption of this new accounting guidance did not impact the Company’s consolidated results of operations or financial position.

Effective January 1, 2010, the Company adopted the Financial Accounting Standard Board’s (“FASB”) amendments to the accounting guidance for the transfers of financial assets, which eliminated the concept of a qualifying special-purpose entity and changed the requirements for derecognizing financial assets. As a result of this amendment, many types of transferred financial assets that previously qualified for de-recognition from the balance sheet no longer qualify, including certain securitized accounts receivable. In particular, this amendment removed the undivided interest concept and introduced the concept of a participating interest as a unit of account. The amendment reiterates the requirement that in order for a transfer of accounts receivable to qualify as a sale, effective control must be transferred. If the accounts receivable transferred meet the definition of a participating interest, the transfer qualifies for sale accounting. Because the accounts receivable transferred under the Company’s securitization arrangement did not meet the definition of a participating interest, the arrangement failed to meet the new requirements of a complete transfer of control, and could not continue to be treated as a sale. As a result of the adoption of these amendments, effective January 1, 2010, the Company began recording securitized accounts receivable in its consolidated financial statements and began recognizing the outstanding amount of senior undivided interests as borrowings.

Effective January 1, 2010, the Company also adopted the FASB’s amendment to the accounting guidance for enterprises involved with variable interest entities (“VIEs”) that requires an enterprise to perform an analysis to determine whether to consolidate a VIE in its financial statements. This new guidance eliminated a mandatory quantitative approach to determining whether a variable interest gives the entity a controlling financial interest in a VIE in favor of a qualitatively focused analysis, and requires an ongoing reassessment of whether an entity is the primary beneficiary. The adoption of this new accounting guidance did not impact the Company’s consolidated results of operations or financial position.

Recently Issued Accounting Pronouncements

In September 2011, the FASB issued Accounting Standard Update (ASU) No. 2011-08, “Testing Goodwill for Impairment,” an update to existing guidance on the assessment of goodwill impairment. The ASU simplifies the assessment of goodwill for impairment by allowing companies to consider qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two step impairment review process. It also amends the examples of events or circumstances that would be considered in a goodwill impairment evaluation. The ASU is effective for the Company’s first quarter of 2012. Early adoption is permitted. The Company does not anticipate that the adoption of ASU 2011-08 will have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (ASC Topic 220)—Presentation of Comprehensive Income. The ASU requires companies to report comprehensive income, including items of other comprehensive income, for all periods presented in a single continuous financial statement in the Consolidated Statements of Operations or split between the Consolidated Statements of Operations and a separate Consolidated Statements of Other Comprehensive Income. The ASU does not change the items that must be reported in other comprehensive income. The ASU is effective for the Company’s first quarter of 2012. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (ASC Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires additional disclosures about the sensitivity to changes in unobservable inputs for Level 3 measurements. In addition, for items that are not measured at fair value on the balance sheet but for which the disclosure of fair values in the footnotes is required, the ASU requires disclosures of the categorization by level within the fair value hierarchy. The ASU is effective for the Company’s first quarter of 2012. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.

11. Related-Party Transactions with Hitachi Ltd. and Affiliates

Revenue and Other Income

The Company sells certain of its products to Hitachi and affiliates. Revenue related to products sold to Hitachi and affiliates was $101 million and $351 million in the three and nine months ended September 30, 2011, respectively, and $110 million and $336 million in the three and nine months ended September 30, 2010, respectively. The Company also leases facilities to Hitachi and affiliates under operating leases and recognized rental income of $1 million and $3 million in the three and nine months ended September 30, 2011, respectively, and $1 million and $3 million in the three and nine months ended September 30, 2010, respectively.

Receivables from Hitachi and affiliates total $56 million and $55 million, as of September 30, 2011 and December 31, 2010, respectively. Such receivables include notes and other receivables from Hitachi and affiliates of $2 million and $2 million as of such periods.

Purchase of Production Materials, Equipment and Other Services

The Company purchases production materials from Hitachi and affiliates. Total production materials purchased from Hitachi and affiliates were $32 million and $75 million in the three and nine months ended September 30, 2011, respectively, and $20 million and $57 million in the three and nine months ended September 30, 2010, respectively.

The Company purchases equipment and other services, including facility and equipment maintenance, human resource services and information technology services from Hitachi and affiliates. Total equipment and other services purchased from Hitachi and affiliates were $46 million and $123 million in the three and nine months ended September 30, 2011, respectively, and $56 million and $138 million in the three and nine months ended September 30, 2010, respectively.

Hitachi provides the Company with certain research and development services and the Company reimburses all costs and expenses incurred by Hitachi in connection with the performance of such services. Any patents for inventions derived from the research that the Company entrusts to Hitachi under the research and development agreement are owned by the Company. The term of the agreement automatically renews for subsequent one year terms from April 1 to March 31, unless either party requests termination at least three months prior to the end of the current term. The current term of the agreement ends March 31, 2012. Costs incurred under this agreement totaled $5 million and $28 million in the three and nine months ended September 30, 2011, respectively, and $12 million and $29 million in the three and nine months ended September 30, 2010, respectively.

The Company maintains licenses with Hitachi for the nonexclusive and nontransferable right to use Hitachi’s logo in the Company’s trademark, corporate emblem, and trade name in relation to its goods and services during the normal course of business. Hitachi also provides brand advertising. Prior to January 1, 2010, the Company paid Hitachi royalties equal to 0.3% of revenue, excluding those revenues derived from Hitachi and affiliates. The royalty rate increased to 0.4% effective January 1, 2010 subsequently, in January 1, 2011, the royalty fee became a flat rate of $19 million annually. Royalty fees were $5 million and $14 million in the three and nine months ended September 30, 2011, respectively, and $5 million and $16 million in the three and nine months ended September 30, 2010, respectively.

The Company purchases consulting and support services from Hitachi related to the application, custody, and maintenance of patents. The Company pays all costs incurred by Hitachi in the performance of these services. Costs incurred for these services were less than $1 million and $2 million in the three and nine months ended September 30, 2011, respectively, and less than $1 million and $2 million in the three and nine months ended September 30, 2010, respectively.

The Company entered into lease agreements whereby it leases certain facilities from Hitachi in Japan and elsewhere. The Company expense for these leases totaled $1 million and $3 million in the three and nine months ended September 30, 2011, respectively, and $1 million and $3 million in the three and nine months ended September 30, 2010, respectively.

Hitachi provides the Company with the services of a limited number of executives and employees. Compensation expense related to these executives and employees has been recognized in the consolidated financial statements, and was not material for any of the periods presented.

Payables to Hitachi and affiliates total $84 million and $71 million as of September 30, 2011 and December 31, 2010, respectively.

Related-Party Borrowings

The Company maintains a global credit facility with Hitachi and affiliates. See Note 4 for details of these facilities.

12.	Pensions and Other Postretirement Benefit Plans

Net Periodic Benefit Cost

The net periodic benefit cost for the plans included the following components (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Service cost	$4	$6	$12	$18
Interest cost	3	3	10	11
Expected return on plan assets	(3)	(3)	(10)	(9)
Amortization of prior service costs	(1)	(1)	(4)	(3)
Amortization of actuarial gains and losses	2	2	8	6

Total benefit cost	$5	$7	$16	$23

Employer Contributions and Funding Policy

During the three and nine months ended September 30, 2011, the Company made contributions totaling approximately $7million and $26 million to its pension plans. The Company currently anticipates contributing an additional $8 million to these plans in the remaining three months of fiscal year 2011. The Company’s policy is to contribute cash to its pension plans so that it meets at least the minimum contribution requirements, as established by local government, funding or taxing authorities in the countries in which the plans reside.

13. Redeemable Shares and Shareholder’s Equity

Redeemable Shares

Class A and C Preference Shares

The Company has 3,000 Class A preference shares issued and outstanding and 15,000 Class C preference shares issued and outstanding. Such shares are held by Hitachi and are redeemable at the option of the holder at a mutually agreed upon fair value of the shares at the time of redemption.

The Company determines the fair value of redeemable preference shares at the end of each reporting period. The redemption value of preference shares was not significant for any period presented.

Class D Ordinary Shares

The Company’s share-based benefit plans provide a participant put right whereby Class D ordinary shares acquired through the exercise of stock options and the vesting of restricted shares may be exchanged for cash consideration at the prevailing fair value. The share-based benefit plans also provide the Company with the right to repurchase any or all of a participant’s ordinary shares acquired through the share-based benefit plans at the prevailing fair value. The participants’ put rights and the Company’s repurchase rights may be exercised prior to the beginning of the period of not less than 90 days, nor more than 270 days, immediately preceding the closing of an initial public offering, provided that the ordinary shares must have been issued and outstanding for a period of at least six months. The participants’ put right and the Company’s repurchase rights lapse upon either the closing of an initial public offering or a change in control in which the awards are assumed by the successor corporation and become vested or exercisable.

As a result of the redemption features discussed above, the Company determines the intrinsic value of redeemable share-based awards at the end of each reporting period based on the redemption value of the underlying ordinary shares and the proportion of consideration received in the form of employee services rendered. Such amounts are recorded outside of permanent equity. The redemption value of such awards under the Company’s share-based benefit plans was $84 million and $19 million as of September 30, 2011 and December 31, 2010, respectively, and consisted entirely of share options and restricted share units for which the underlying ordinary shares are redeemable at the prevailing fair value upon redemption. There were no exercises of options or vesting of restricted share units through September 30, 2011.

Shareholder’s Equity

Exchange of Shares

In March 2010, Hitachi GST effected a 10,000-for-1 stock split of the Company’s ordinary shares series B and a 1,000:1 stock split of the Company’s preference shares series C. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto, have been adjusted retroactively, where applicable, to reflect this stock split. In addition, the Company authorized 23 million ordinary shares, series D.

In November 2010, Hitachi Global Storage Technologies Holdings Pte. Ltd., a company incorporated under the laws of Singapore, became the holding company of the Company’s business and operations and the parent company of Hitachi Global Storage Technologies Netherlands, B.V. In connection with the change in domicile to Singapore, the Company issued Class A and Class C preference shares and Class B ordinary shares in the capital of the Company to Hitachi in exchange, on a one-for one basis, for the issued and outstanding preference shares Series A and Series C and ordinary shares Series B in the capital of Hitachi Global Storage Technologies Netherlands B.V. held by Hitachi.

Issuance of Additional Class B Ordinary Share

In February 2011, in connection with becoming a public company in Singapore, the Company issued one additional Class B ordinary share to Hitachi.

Conversion and Redesignation of Shares

In February 2011, in connection with becoming a public company under Singapore law, the Company converted and redesignated its Class A and Class C preference shares and its Class B and Class D ordinary shares in the capital of the Company, in a one-for-one exchange for Ordinary shares.

14. Business Segment and Geographic Information

The Company operates in one reportable segment, the disk drive business. All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, production processes, class of customers and distribution processes. The Company has determined that its Chief Executive Officer is the Company’s chief operating decision maker and he is responsible for reviewing and approving investments in the Company’s technology platforms and manufacturing infrastructure.

The following table summarizes the Company’s revenue by geographic area, based on the ship-to location of the customer (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
China	$814	$781	$2,149	$2,272
United States	380	231	912	710
Asia	135	156	419	457
Europe	229	188	609	577
Other	30	32	80	92

Total external customers	1,588	1,388	4,169	4,108
Hitachi Ltd. and affiliates	101	110	351	336

Total revenue	$1,689	$1,498	$4,520	$4,444

One single customer accounted for 23% and 21% of consolidated revenue in the three and nine months ended September 30, 2011, respectively, and 14% of consolidated revenue in both the three and nine months ended September 30, 2010. No other customer accounted for more than 10% of consolidated revenue in any period presented.

One customer accounted for 14%, while another customer accounted for 11% of accounts receivable at September 30, 2010. One customer accounted for 26%, while another customer accounted for 12% of accounts receivable at September 30, 2011. No other customer accounted for more than 10% of accounts receivable in any period presented.

The following table summarizes the Company’s long-lived assets, excluding land being readied for sale, based on geographic area (in millions):

	September 30, 2011	December 31, 2010
China	$427	$465
United States	561	561
Asia	803	751
Other	105	103

Total long-lived assets	$1,896	$1,880

15. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date of September 30, 2011 through May 10, 2012, the date the consolidated financial statements were available to be issued.